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                              [ROPES & GRAY LETTERHEAD]



                                            October 21, 1981


TrustFunds Liquid Asset Trust
28 State Street
Boston, Massachusetts  02109

Gentlemen:

    We are furnishing this opinion with respect to the proposed offer and sale from time to time of an indefinite number of shares of beneficial interest (the "Shares") of TrustFunds Liquid Asset Trust (the "Trust"), being registered under the Securities Act of 1933 by Registration Statement on Form N-1 No. 2-73428 of the Trust.

    We have acted as counsel for the Trust since its organization and are familiar with the action taken by its Trustees to authorize the issuance of the Shares. We have examined its records of shareholder action, its By-Laws and its Agreement and Declaration of Trust on file at the Office of the Secretary of the Common wealth of Massachusetts. We have examined a certificate of the Treasurer of the Trust dated today stating that there are issued and outstanding 100,000 shares of beneficial interest, and that the Trust has received the appropriate consideration for such outstanding shares. We have also examined such other documents as we deem necessary for the purpose of this opinion.

    We supervised the action taken by the Trust to effect registration with the Securities and Exchange Commission as a management investment company by the filing of a Notification of Registration on Form N-8A under the Investment Company Act of 1940. We have examined copies of a Registration Statement, as amended, under said Act and under the Securities Act of 1933 on Form N-1, in the forms filed or to be filed with the Securities and Exchange Commission.

    We assume that appropriate action will be taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating sales and offerings of securities and that upon sales of the Shares the Trust will receive the net asset value thereof.

    Based upon the foregoing, we are of the opinion that:

    1. The Trust is a legally organized and validly existing unincorporated voluntary association under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of shares, of which 100,000 shares are presently issued and outstanding.

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    2.  Upon the issue of any of the Shares for cash at net asset value and receipt by the Trust of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

    The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Agreement and Declaration of Trust provides for indemnification out of the Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

    We understand that his opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Securities Act of 1933. We consent to the filing of this opinion with and as a part of said Registration Statement on Form N-1 and amendments thereto, and to our being named as legal counsel under the caption "Counsel and Auditors" in the Prospectus included in said Registration Statement.

                                            Very truly yours,

                                            /s/ Ropes & Gray

                                            Ropes & Gray